SCHNEIDER NATIONAL, INC.
RESTRICTED STOCK UNIT
EXECUTIVE AWARD AGREEMENT
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of February 15, 2023 (the “Date of Grant”), is made by and between Schneider National, Inc., a Wisconsin corporation (the “Company”), and [_______] (the “Participant”).
WHEREAS, the Company has adopted the Schneider National, Inc. 2017 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”), pursuant to which Restricted Stock Units (“RSUs”) may be granted; and
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its shareholders to grant the RSUs provided for herein to the Participant, subject to the terms set forth herein.
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:
1.Grant of Restricted Stock Units.

(a)Grant. The Company hereby grants to the Participant a total of [______] RSUs, on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. Each RSU represents the right to receive one Share. The RSUs shall be credited to a separate book-entry account maintained for the Participant on the books of the Company.

(b)Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his or her legal representative in respect of any questions arising under the Plan or this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan. Without limiting the foregoing, the Participant acknowledges that the RSUs and any Shares acquired upon settlement of the RSUs are subject to provisions of the Plan under which, in certain circumstances, an adjustment may be made to the number of the RSUs, and any Shares acquired upon settlement of the RSUs.

2.Vesting; Settlement.

(a)Vesting. The RSUs shall become vested in 33.33% cumulative installments on each of the first three anniversaries of February 15, 2023 (each, a “Vesting Date”); provided that the Participant remains continuously employed in active service by the Company or one of its Affiliates from the Date of Grant through such Vesting Date.

(b)Settlement. Except as otherwise provided herein, each vested RSU shall be settled within 60 days following the applicable Vesting Date. The RSUs are generally settled in Shares, but the Committee reserves the right to also settle in cash in an amount equal to the number of vested RSUs multiplied by the Fair Market Value of a Share as of the applicable Vesting Date or in a combination of cash and Shares.

3.Dividend Equivalents. Each RSU shall be credited with Dividend Equivalents, which shall be withheld by the Company for the Participant’s account. Dividend Equivalents credited to the Participant’s account and attributable to a RSU shall be distributed (without interest) to the Participant at the same time as the underlying Share is delivered (or equivalent cash payment made) upon settlement of such RSU and, if such RSU is forfeited, the Participant shall have no right to such Dividend Equivalents. Any adjustments for Dividend Equivalents shall be in the sole discretion of the Committee and are generally payable in cash, but may be settled (x) in Shares with a Fair Market Value as of the applicable Vesting Date equal to the Dividend Equivalents or (y) in an adjustment to the underlying number of Shares subject to the RSUs at the discretion of the Committee.

4.Tax Withholding. Vesting and settlement of the RSUs shall be subject to the Participant satisfying any applicable U.S. Federal, state and local tax withholding obligations and non-U.S. tax withholding obligations. Unless otherwise provided by the Company, (a) tax withholding shall be accomplished by withholding Shares subject to the RSUs or cash otherwise payable in settlement of the RSUs with a value up to the amount of any required withholding taxes and (b) tax withholding shall in no event exceed the applicable maximum statutory rate. The Company shall have the right and is hereby authorized to withhold from any amounts payable to the Participant in connection with the RSUs or otherwise the amount of any required withholding taxes in respect of the RSUs, its settlement or any payment or transfer of the RSUs or under the Plan and to take any such other action as the Committee or the Company deems necessary to satisfy all obligations for the payment of such withholding taxes.

5.Termination of Employment.

(a)Termination of Employment due to Death or Disability. If, on or prior to an applicable Vesting Date, (1) the Participant becomes Disabled or (2) the Participant’s employment with the Company and its Affiliates is terminated due to the Participant’s death, then the RSUs, to the extent unvested, shall become fully vested as of the date of such event. Such vested RSUs shall be settled within 60 days following such date, in Shares, in cash in an amount equal to the number of vested RSUs multiplied by the Fair Market Value of a Share as of such date, or in a combination of cash and Shares, as determined by the Committee. For the avoidance of doubt, this Section 5(a) shall not apply to any death or Disability of the Participant occurring after the date of termination of the Participant’s employment for any reason (including Retirement).

(b)Termination of Employment due to Retirement. If, on or prior to an applicable Vesting Date, the Participant’s employment with the Company and its Affiliates is terminated by the Participant due to Retirement, then the RSUs shall continue to vest and be settled in accordance with the schedule set forth in Section 2, as if the Participant had remained continuously employed in active service by the Company or one of its Affiliates through the applicable Vesting Date.

For the avoidance of doubt, a Participant must satisfy all requirements specified under the Plan to become eligible for Retirement, including and without limitation, the requirement that the Participant continue in active employment through the end of the year in which this Award was granted. In the event the Participant does not continue in active employment through the end of the year in which this Award was granted due to the Participant’s voluntary termination of employment then the unvested RSUs shall be cancelled immediately, and the Participant shall not be entitled to receive any consideration with respect thereto.

(c)Other Termination of Employment. If, prior to the final Vesting Date, the Participant’s employment with the Company and its Affiliates terminates for any reason other than as set forth in Sections 5(a) or 5(b) above (including any termination of employment by the Participant for any reason other than Retirement, or by the Company with or without Cause), then all unvested RSUs shall be cancelled immediately and the Participant shall not be entitled to receive any payments with respect thereto. When a Participant’s employment with the Company is terminated for any reason other than due to Death, Disability, or Retirement as defined by the Plan: (i) Participant’s access to the Company’s online equity portal will be revoked on the 90th day following the date of the Participant’s employment termination date; and (ii) within 90 days of Participant’s employment termination date, the Participant shall be solely responsible for arranging for the transfer of all of Participant’s vested RSUs to Participant’s own personal brokerage account.

6.Change of Control.

(a)If a Change of Control occurs and the Committee determines that no sufficient provision has been made for assumption or substitution of the RSUs granted hereby in the manner contemplated by Section 8(a) of the Plan, the RSUs, to the extent then unvested, shall automatically be deemed vested as of immediately prior to such Change of Control, and the RSUs shall be settled within 60 days following such Change of Control (or, to the extent the RSUs are deferred compensation subject to Section 409A of the Code, within 60 days following a later payment event permissible under Section 409A of the Code), in Shares, in cash in an amount equal to the number of vested RSUs multiplied by the Fair Market Value of a Share (as of a date specified by the Committee), or in a combination of cash and Shares, as determined by the Committee.

(b)If a Change of Control occurs and the Committee determines that the acquirer has assumed or substituted the RSUs granted hereby in the manner contemplated by Section 8(b) of the Plan, and within the 24-month period following such Change of Control, the Participant’s employment with the Company and its Affiliates is terminated by the Company or one of its Affiliates without Cause (other than due to death or Disability), or by the Participant for Good Reason (defined below), then the RSUs, to the extent unvested, shall become fully vested as of the date of termination of employment, and promptly settled upon vesting, in a manner consistent with Section 2(b) (or, to the extent the RSUs are deferred compensation subject to Section 409A of the Code, within 60 days following a later payment event permissible under Section 409A of the Code).

(c)For purposes of this Agreement only, “Good Reason” means (i) a material decrease in the Participant’s total annual compensation opportunity (calculated as the sum of such Participant’s annual base salary plus target annual bonus) or (ii) a relocation of the principal place of the Participant’s work location to a location that increases the Participant’s one-way commute by at least 50 miles. Notwithstanding anything herein to the contrary, Good Reason shall not occur unless and until (A) the Participant delivers written notice delivered to the General Counsel of the Company within 60 days following the initial existence of the circumstances giving rise to Good Reason, (B) 30 days have elapsed from the date the Company receives such notice from the Participant without the Company curing or causing to be cured the circumstances giving rise to Good Reason, and (C) the Participant’s effective date of resignation is no later than 10 days following the Company’s failure to cure.

7.Restrictive Covenants.

(a)Restrictive Covenant Agreements. During the term of the Participant’s employment with the Company and thereafter according to their respective provisions, the Participant hereby agrees that he or she shall be bound by, and shall comply with, (i) the Key Employee Non-Compete and No-Solicitation Agreement, (ii) the Confidentiality Agreement, each in the form provided by the Company ((i) and (ii) collectively, the “Restrictive Covenant Agreements”), and (iii) all other agreements the Participant has executed during the course of employment with the Company and its Affiliates as in effect from time to time.

(b)Forfeiture; Other Relief. In the event of a breach by the Participant of any Restrictive Covenant Agreement, then in addition to any other remedy which may be available at law or in equity, the RSUs shall be automatically forfeited effective as of the date on which such violation first occurs, and, in the event that the Participant has received settlement of RSUs within the three (3) year period immediately preceding such breach, the Participant will forfeit any Shares or cash payment received upon settlement thereof without consideration and be required to forfeit any compensation, gain or other value realized thereafter on the sale or other transfer of such Shares, and must promptly repay such amounts to the Company. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and the Participant shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of the Participant’s breach of such Restrictive Covenant Agreement to the full extent of law and equity. The Participant acknowledges and agrees that irreparable injury will result to the Company and its goodwill if the Participant breaches any of the terms of the Restrictive Covenant Agreements, the exact amount of which will be difficult or impossible to ascertain, and that remedies at law would be an inadequate remedy for any breach. Accordingly, the Participant hereby agrees that, in the event of a breach of any of the terms of the Restrictive Covenant Agreements, in addition to any other remedy that may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.

(c)Severability; Blue Pencil. The invalidity or nonenforceability of any provision of this Section 7 or any of the terms of the Restrictive Covenant Agreements in any respect shall not affect the validity or enforceability of the other provisions of this Section 7 or any of the terms of the Restrictive Covenant Agreements in any other respect, or of any other provision of this Agreement. In the event that any provision of this Section 7 or any of the terms of the Restrictive Covenant Agreements shall be held invalid, illegal or unenforceable (whether in whole or in part) by a court of competent jurisdiction, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions (and part of such provision, as the case may be) shall not be affected thereby; provided, however, that if any provision of the Restrictive Covenant Agreements is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

8.Rights as a Shareholder. The Participant shall not be deemed for any purpose, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares underlying the RSUs unless, until and to the extent that (i) the Company shall have issued and delivered to the Participant the Shares underlying the vested RSUs and (ii) the Participant’s name shall have been entered as a shareholder of record with respect to such Shares on the books of the Company. The Company shall cause the actions described in clauses (i) and (ii) of the preceding sentence to occur promptly following settlement as contemplated by this Agreement, subject to compliance with applicable laws.

9.Compliance with Legal Requirements. The granting and settlement of the RSUs, and any other obligations of the Company under this Agreement, shall be subject to all applicable Federal, provincial, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Committee shall have the right to impose such restrictions on the RSUs as it deems reasonably necessary or advisable under applicable Federal securities laws, the rules and regulations of any stock exchange or market upon which Shares are then listed or traded, and/or any blue sky or state securities laws applicable to such Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. The Participant agrees to take all steps the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of Federal and state securities law in exercising his or her rights under this Agreement.

10.Clawback. The RSUs and/or the Shares acquired upon settlement of the RSUs shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement) to the extent required or permitted by applicable law or regulation of any applicable securities exchange or inter-dealer quotation system on which the Shares may be listed or quoted, or if so required pursuant to a written policy either currently in place or which may subsequently be adopted by the Company.

11.Miscellaneous.

(a)Transferability. The RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under the Plan. Any attempted Transfer of the RSUs contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the RSUs, shall be null and void and without effect.

(b)Amendment. The Committee at any time, and from time to time, may amend the terms of this Agreement; provided, however, that the rights of the Participant shall not be materially adversely affected without the Participant’s written consent.

(c)Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(d)Deferrals.

(i)Deferral Elections. The following rules shall apply to any deferral elections made by the Participant:

(A)The Participant may elect to defer all or any portion of the Shares or cash he would otherwise receive pursuant to Section 2 or 3 of this Agreement by completing and submitting a deferral election form (in a form provided by the Company) no later than December 31, 2022 or such other time determined by the Company.

(B)Deferral elections shall continue in effect until a written election to revoke or change such deferral election is received by the Company, except that a written election to revoke or change such deferral election must be made no later than December 31, 2022 or such other time determined by the Company.

(ii)Distributions Pursuant to Deferral Elections. Any Shares or cash deferred under this Agreement shall be distributed in a single lump-sum distribution on the last business day of the month following the month in which the earliest of the following events occurs (or as soon as administratively practicable thereafter): (A) the Participant’s “separation from service” (within the meaning of Section 409A of the Code); (B) a fixed date specified by the Participant at the time the Participant makes a deferral election, (which date may not be prior to the first (1st) anniversary, or later than the tenth (10th) anniversary, of the payment or settlement date of the Equity Award, unless the Company determines otherwise in accordance with Section 409A of the Code); (C) the Participant’s Disability (as provided in Section 11(d)(iii) below); or (D) the Participant’s death. Share deferrals shall be paid in Shares and cash deferrals shall be paid in cash.

(iii)Disability. At the time that a Participant elects to defer the receipt of Shares or cash pursuant to Section 11(d)(i) above, the Participant shall make an election with respect to the treatment of the deferred Shares or cash in the event of his or her Disability. The Participant may elect (x) to receive distribution of the deferred Shares or cash in the event of his Disability, or (y) notwithstanding his or her Disability, to receive distribution of the deferred Shares or cash upon the occurrence of an event set forth in clauses (A), (B) or (D) in Section 11(d)(ii) above. For purposes of this Section 11(d), “Disability” shall have the meaning set forth in the Plan; however, to the extent a “Disability” event does not also constitute a “Disability” as defined in Section 409A, such Disability event shall not constitute a Disability for purposes of this Section 11(d).

(iv) Unforeseeable Emergency. The Committee may, in its sole and absolute discretion and subject to the requirements and restrictions under Section 409A of the Code, make a partial or total distribution of the Shares or cash deferred by a Participant upon the Participant’s request and a demonstration by the Participant of an “unforeseeable emergency” (as defined in Section 409A of the Code).

(v)Terms and Conditions of Deferrals. The deferrals made pursuant to this Section 11(d) shall be subject to such other terms and conditions determined by the Committee and set forth in a deferral election form and related documents.

(e)Section 409A. The RSUs are intended to be exempt from, or compliant with, Section 409A of the Code and shall be interpreted accordingly. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole reasonable discretion and with the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 11(e) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the RSUs or the Shares underlying the RSUs will not be subject to interest and penalties under Section 409A of the Code. Notwithstanding anything to the contrary in the Plan or this Agreement, to the extent that the Participant is a “specified employee” (within the meaning of the Committee’s established methodology for determining “specified employees” for purposes of Section 409A of the Code), payment or distribution of any amounts with respect to the RSUs that are subject to Section 409A of the Code and that are required to be delayed due to the Participant’s status as a “specified employee” will be made as soon as practicable following the first business day of the seventh month following the Participant’s “separation from service” (within the meaning of Section 409A of the Code) from the Company and its Affiliates, or, if earlier, the date of the Participant’s death.

(f)General Assets. All amounts credited in respect of the RSUs to the book-entry account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in such account shall make the Participant only a general, unsecured creditor of the Company.

(g)Notices. All notices, requests, consents and other communications to be given hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by nationally recognized overnight courier, or by first-class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addresser:

(i)if to the Company, to:
Schneider National, Inc.
3101 Packerland Drive
Green Bay, WI 54313
Facsimile: (920) 403-8445
Attention: General Counsel

(ii)if to the Participant, to the Participant’s home address on file with the Company.

All such notices, requests, consents and other communications shall be deemed to have been delivered in the case of personal delivery or delivery by telecopy, on the date of such delivery, in the case of nationally recognized overnight courier, on the next business day, and in the case of mailing, on the third business day following such mailing if sent by certified mail, return receipt requested.
(h)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(i)No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(j)Fractional Shares. In lieu of issuing a fraction of a Share resulting from an adjustment of the RSUs pursuant to Section 4(b) of the Plan or otherwise, the Company shall be entitled to pay to the Participant an amount equal to the Fair Market Value of such fractional share.

(k)Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no beneficiary is designated, if the designation is ineffective, or if the beneficiary dies before the balance of a Participant’s benefit is paid, the balance shall be paid to the Participant’s estate. Notwithstanding the foregoing, however, a Participant’s beneficiary shall be determined under applicable state law if such state law does not recognize beneficiary designations under Awards of this type and is not preempted by laws which recognize the provisions of this Section 11(k).

(l)Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(m)Entire Agreement. This Agreement, the Plan and the Restrictive Covenant Agreements contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.

(n)Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Wisconsin without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Wisconsin.

(o)Consent to Jurisdiction; Waiver of Jury Trial. The Participant and the Company (on behalf of itself and its Affiliates) each consents to jurisdiction in the United States District Court for the Eastern District of Wisconsin, or if that court is unable to exercise jurisdiction for any reason, the Circuit Court of the State of Wisconsin, Brown County, and each waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or service of process and waives any objection to jurisdiction based on improper venue or improper jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY, IN ANY ACTION,

PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PLAN OR THIS AGREEMENT.

(p)Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(q)Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (.pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first written above.

SCHNEIDER NATIONAL, INC.

Thomas G. Jackson
                        Executive Vice President and Secretary

[Participant Name]
[Date Signed]

\